Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-4 of our report dated November 17, 2016 (May 5, 2017 as to the effects discussed in Note 4) relating to the consolidated financial statements of Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander México appearing in Grupo Financiero Santander México, S.A.B. de C.V.’s Report on Form 6-K dated October 30, 2017, and to the reference to us under the headings “Experts” in the Prospectus, which is part of this Registration Statement.

Galaz, Yamazaki, Ruiz Urquiza, S.C.

Member of Deloitte Touche Tohmatsu Limited

/s/ Erika Regalado García

Erika Regalado García

Mexico City, Mexico

December 6, 2017